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                                                                    EXHIBIT 3.18

                       Limited Liability Company Agreement
                                       Of
                              StyroChem LP, L.L.C.

          This Limited Liability Company Agreement of StyroChem LP, L.L.C. (as it may be amended from time to time, this "Agreement"), a Delaware limited liability company, is made and effective as of January 5, 1999, by Radnor Chemical Corporation, the initial Member hereunder.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member executing this Agreement hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

          For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          1.1. Act - The Delaware Limited Liability Company Act, 6 Del. C.
(S)(S) 18-101 et seq., and all amendments to the Act.

          1.2. Additional Member - A Member, other than the initial member hereunder, who has acquired a Membership Interest directly from the Company.

          1.3. Admission Agreement - The Agreement between an Additional Member and the Company described in Article XII.

          1.4. Assignee - A transferee of a Membership Interest who has not been admitted as a Substituted Member.

          1.5. Business Day - Any day other than Saturday, Sunday or any legal holiday observed in the State of Delaware.

          1.6. Capital Account - The account maintained for a Member determined in accordance with Article VII.

          1.7. Capital Contribution - Any contribution of property, services or the obligation to contribute property or services made by or on behalf of a Member.

          1.8. Certificate - The Certificate of Formation of the Company as executed by an authorized person and filed with the Secretary of State, as amended from time to time.

          1.9. Code - The Internal Revenue Code of 1986, as amended from time to time.

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          1.10. Company - StyroChem LP, L.L.C., a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

          1.11. Disposition (Dispose) - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance.

          1.12. Distribution - A transfer of Property to a Member on account of a Membership Interest as described in Article VIII.

          1.13. Majority - The affirmative vote or consent of Members described as a "Majority" in Article V hereof.

          1.14. Member - The initial Member party to this Agreement or an Additional Member.

          1.15. Membership Interest - A Member's share of the profits, losses, gains deductions and credits of the Company and such Member's right to receive Distributions (liquidating or otherwise) of the Company's assets.

          1.16. Net Losses - The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

          1.17. Net Profits - The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

          1.18. Person - An individual, trust, estate, partnership, corporation, joint venture or any incorporated or unincorporated organization.

          1.19. Regulations - Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

          1.20. Related Person - A person having a relationship to a Member that is described in (S) 1.752-4(b) of the Regulations.

          1.21. Secretary of State - The Secretary of State of Delaware.

          1.22. Sharing Ratio - With respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's Capital Account and the denominator is the total of all Capital Accounts of all Members.

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          1.23. Substitute Member - An Assignee who has been admitted to all of the rights of membership pursuant to this Agreement and the Act.

          1.24. Taxable Year - The taxable year of the Company as determined pursuant to (S) 706 of the Code.

                                   ARTICLE II
                                    FORMATION

          2.1. Organization. The initial Member hereby organizes the Company as a Delaware limited liability company pursuant to the provisions of the Act. The initial Member is hereby authorized and directed to execute and cause the filing of the Certificate with the Secretary of State.

          2.2. Agreement. It is the express intention of the initial Member that this Agreement shall be the sole agreement governing the operation of the Company and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

          2.3. Name. The name of the Company is StyroChem LP, L.L.C., and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

          2.4. Effective Date. This Agreement shall become effective as of the date set forth at the outset of this Agreement.

          2.5. Term. The Company shall have a perpetual existence, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

          2.6. Registered Agent and Office. The Company's registered agent for the service of process and the registered office shall be as reflected in the Certificate as filed in the office of the Secretary of State, and as amended from time to time. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members shall promptly designate a replacement registered agent.

          2.7. Principal Office. The Principal Office of the Company shall be located at Three Radnor Corporate Center, Suite 300, Radnor, Pennsylvania 19087, or such other location as may be selected by the Members in writing.

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                                   ARTICLE III
                               NATURE OF BUSINESS

          The Company may engage in any lawful business or activity permitted by the Act and the laws of any jurisdiction in which the Company may do business. The Company shall have the power and authority to do all things necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company as described in this Article III.

                                   ARTICLE IV
                             ACCOUNTING AND RECORDS

          4.1. Records to be Maintained. The Company shall maintain at the Principal Office such records as are required under the Act and are reasonable and customary in connection with the business of the Company.

          4.2. Reports to Members. The Company shall provide reports at least annually to the Members at such time and in such manner as the Members may determine reasonable and shall provide all Members with such information returns as may be required by the Act, the Code or the laws of any state.

          4.3. Accounts. The Company shall maintain a record of Capital Account for each Member in accordance with Article VIII.

                                    ARTICLE V
                                     MEMBERS

          5.1 Initial Members. The name and address of the initial Member is as follows:

                    Radnor Chemical Corporation
                    Three Radnor Corporate Center, Suite 300
                    Radnor, Pennsylvania 19087

          5.2. Voting. Any action upon which Members are required or entitled to vote may be approved at a meeting of Members or by written consent filed with the Company's records. In any such situation in which a Membership vote is to be held, the Company shall establish the record date. The following actions require the consent of a Majority of the Members:

               (a) any amendment to this Agreement or approval of an amendment to the Certificate; and

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               (b) the merger or consolidation of the Company.

          5.3. Majority. Whenever any matter is required or allowed to be approved by a Majority of the Members under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, of Members having Sharing Ratios in excess of one half of the aggregate Sharing Ratios of all the Members entitled to vote on a particular matter.

          5.4. Liability of Members. No Member shall be liable as such for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

          5.5. Indemnification. The Company shall indemnify, defend and hold harmless the Members, and all agents of the Company for all costs, claims, losses, liabilities, demands and damages asserted against such Member or agent as a result of such person's status as a Member or agent of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware.

          5.6. Representation and Warranties. Each Member hereby represents and warrants to the Company and each other Member that: (a) if not an individual, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder;
(b) that the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest; and (c) that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

          5.7. Conflicts of Interest.

               (a) A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter. Notwithstanding the foregoing, Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company property including information developed exclusively for the Company and opportunities expressly offered to the Company.

               (b) A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a

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person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either (i) the transaction is fair to the Company or (ii) the disinterested Members, with full disclosure of the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.

                                   ARTICLE VI
                                   MANAGEMENT

          6.1 Management By Members. The management of the Company is vested in all of the Members in accordance with the Act. Members shall receive no salary for their management services to the Company. However, no Member or manager may without the consent of all Members:

               (a) Borrow money in the Company name or utilize collateral owned by the Company as security for any loan;

               (b) Assign, transfer, pledge, compromise or release any claim or debt due the Company except upon payment in full, or arbitrate or consent to the arbitration of any dispute;

               (c) Make, execute or deliver any assignment for the benefit of creditors or any bond, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond or contract of sale of all or substantially all of the property of the Company;

               (d) Lease or mortgage any Company real estate or any interest therein or enter into any contract for any such purpose;

               (e) Authorize any capital expenditure in excess of Five Thousand Dollars ($5,000); or

               (f) Pledge or hypothecate or in any manner transfer his interest in the Company.

                                   ARTICLE VII
                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

          7.1. Capital Contributions. The initial Member shall make an initial Capital Contribution in accordance with the terms of the Capital Contribution Agreement, dated as of the date hereof, between the initial Member and the Company. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement. Any Additional Member admitted to the Company shall make the initial Capital Contribution described in the Admission Agreement executed by such Additional Member pursuant to Section 12.1, which Agreement shall specify

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the value of the Additional Member's initial Capital Contribution and the
Sharing Ratio of the Additional Member for making such contribution, as well as the Sharing Ratios of the existing Members. The initial Member shall not be required to make an initial Capital Contribution to the Company and initially shall own one hundred percent (100%) of the Company.

          7.2. Failure to Make Capital Contribution. In the event any Member (a "Delinquent Member") fails to make a required Capital Contribution when due, the Company shall give the Delinquent Member a notice of the default. If the Delinquent Member fails to make the required Capital Contribution (including any costs associated with the failure to make the required Capital Contribution and interest on such obligation at the interest rate specified) within ten Business Days of the giving of such notice, the Company may take such action as it deems required, including but not limited to instituting legal action. The Company may elect to allow the other Members ("Contributing Members") to contribute the amount owed by the Delinquent Member in proportion to such Members' Sharing Ratios. The Contributing Members shall be entitled to treat the amounts contributed pursuant to this section as a loan from the Contributing Members bearing interest at a rate equal to 2% over the Wilmington Trust Company National Commercial Rate in effect when the loan is made, secured by the Delinquent Member's interest in the Company. Until they are fully repaid, the Contributing Members shall be entitled to all Distributions to which the Delinquent Member would have been entitled.

          7.3. Additional Funds. The Company may determine from time to time that additional funds are needed to enable the Company to conduct its business. Upon making such a determination, the Company shall give notice to all Members in writing at least five Business Days prior to the date on which such contribution is due. Such notice shall set forth the total amount of additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members must contribute. Each Member's proportionate share of such additional Contribution shall be proportionate to such Member's Sharing Ratio. No Member shall be obligated to make any such additional contributions. In the event one or more Members do not make their additional contributions, the other members shall be given the opportunity to make the contributions. Additional contributions under this Section 7.3 shall constitute loans to the Company by the contributing Member at an interest rate equal to 2% over the Wilmington Trust Company National Commercial Rate at the end of each month, and shall be repaid by the Company within sixty (60) days from the date of its advance. Such additional contributions shall not be considered an increase in Capital Accounts and shall not change Sharing Ratios.

          7.4. Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts for each Member. Each Member's Capital Account shall be increased by:

               (1) the amount of any cash contributed by the Member to the capital of the Company,

               (2) the fair market value of any property contributed, as determined by the Company and the contributing Members at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property, within the meaning of (S) 752 of the
Code), and

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               (3) the Member's share of Net Profits and of any separately allocated items of income or gain except adjustments required under the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

               Each Member's Capital Account shall be decreased by:

               (1) the amount of any cash actually distributed to the Member by the Company,

               (2) the fair market value of any property distributed to the Member, as determined by the Company and the contributing Member at arm's length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property, within the meaning of
(S) 752 of the Code), and

               (3) the Member's share of Net Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by Member).

          7.5. Distribution of Assets. If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article VIII below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

          7.6. Compliance with Section 704(b) of the Code. The provisions of this Article VII as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article VIII to have substantial economic effect under the Regulations promulgated under
(S) 704(b) of the Code.

                                  ARTICLE VIII
                          ALLOCATIONS AND DISTRIBUTIONS

          8.1. Allocations of Net Profit and Net Losses from Operations. Except as may be required by (S) 704(c) of the Code, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Sharing Ratios.

          8.2. Interim Distributions. From time to time, the Company shall determine in its reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. To the extent such excess exists, the Company may make Distributions to the Members in accordance with their Sharing Ratios.

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Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Company.

          8.3. Limitations on Distributions.

               (a) The Company shall not make a Distribution to a Member to the extent that at the time of the Distribution, after giving effect to the Distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

               (b) A Member who receives a Distribution in violation of subsection (a) of this section, and who knew at the time of the Distribution that the Distribution violated subsection (a) of this section, shall be liable to the Company for the amount of the Distribution. A Member who receives a Distribution in violation of subsection (a) of this section, and who did not know at the time of the Distribution that the Distribution violated subsection
(a) of this section, shall not be liable for the amount of the Distribution.

               (c) A Member who receives a Distribution from the Company shall have no liability under the Act or other applicable law for the amount of the Distribution after the expiration of 3 years from the date of the Distribution unless an action to recover the Distribution from such Member is commenced prior to the expiration of the 3-year period and an adjudication of liability against such Member is made in such action.

                                   ARTICLE IX
                                      TAXES

          9.1. Partnership Status. It is the intention of the Members that the Company shall be treated as a partnership for federal income tax purposes, rather than as an association taxable as a corporation, and each Member agrees not to take any action that would be inconsistent with that intention. The Company will file, or cause to be filed, annual or other necessary returns, reports and other forms consistent with the characterization of the Company as a partnership for federal income tax purposes.

          9.2. Elections. The Members may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

          9.3. Taxes of Taxing Jurisdictions. To the extent that the laws of any jurisdiction having jurisdiction or authority to tax the income or gain of any Member require, each Member requested to do so by the Company will submit an agreement indicating that the Member will make timely income tax payments to such jurisdiction and that the Member accepts personal jurisdiction of such jurisdiction with regard to the collection of income taxes

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attributable to the Member's income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article VIII. The Company may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay to such jurisdiction the tax, interest and penalties attributable to some or all of the Members with respect to such income, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

          9.4. Tax Matters Partner. The Members shall appoint a Member to act as tax matters partner of the Company pursuant to (S) 6231(a)(7) of the Code (the Tax Matters Partner). The initial Tax Matters Partner shall be Radnor Chemical Corporation. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of
(S) 6223 of the Code.

          9.5. Cash Method of Accounting. The records of the Company shall be maintained on a cash receipts and disbursements method of accounting.

                                    ARTICLE X
                            DISSOCIATION OF A MEMBER

          10.1. Dissociation. A Person shall cease to be a Member
("Dissociation") upon the happening of any of the following events:

               (a) the resignation of a Member with the consent of a Majority of the remaining Members;

               (b) the happening to a Member of an event of bankruptcy as defined by the Act;

               (c) in the case of a Member who is an individual, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's personal estate; or

               (d) in the case of a Member that is not an individual, such Member's dissolution and commencement of winding up.

          10.2. Rights of Dissociating Member. In the event any Member Dissociates prior to the expiration of the Term:

               (a) If the Dissociation causes the dissolution of the Company under Article XIII, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the dissolution; or

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               (b) If the Dissociation does not cause a dissolution of the
Company because all of the other Members agree in writing to the continuation of the business of the Company, the dissociated Member shall be entitled to have his Membership Interest purchased by the Company for the price and under the payment terms set forth in Section 11.4. In lieu of such purchase, the personal representative of a deceased Member or guardian of an incompetent Member may elect to continue to hold the Interest pursuant to Section 11.3(b).

                                   ARTICLE XI
                       DISPOSITION OF MEMBERSHIP INTERESTS

          11.1. No Encumbrances or Transfers. Except as may be otherwise provided in this Agreement, no Member shall pledge, mortgage, hypothecate, assign or in any manner sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or any part of his Membership Interest. Any action in violation of this Section shall be void.

          11.2. Family Transfers. Nothing in this Article shall prohibit a Member from transferring his Membership Interest, with or without consideration, during such Member's lifetime or at his death, to:

               (a) his spouse or issue, provided that each transferee agrees to be bound by this Agreement; or

               (b) the trustees of any trust primarily for the benefit of his spouse and/or issue, provided that the trustees agree to be bound by this Agreement.

          11.3. Other Transfers.

               (a) A Member wishing to transfer all or any portion of his Membership Interest (the "Offeror") shall give written notice thereof to the other Members. They shall have a period of ninety days after such notice is given within which to cause the Company, or for themselves, to purchase the Offeror's Interest at the price and upon the other terms provided in Section
11.4. If the Company and the other Members decline to purchase the Interest so offered, the Offeror shall have the right to transfer the Interest for a period of 120 days next following the expiration of the offering period. No purchaser shall have the right to become a Substituted Member except in accordance with
Article XII hereof.

               (b) If a Member dies or is adjudged incompetent to manage his person or his property by a court of competent jurisdiction, upon election by the Member's personal representative, guardian or conservator, as the case may be, the Member's estate and heirs may be an Interest holder with the same rights as a transferee subject to Section 12.2.

          11.4. Price and Payment Terms.

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               (a) Whenever a Membership Interest is to be purchased under this
Agreement, the purchase price and terms of payment shall be as set forth in this
Section 11.4.;

               (b) The purchase price shall be determined by mutual agreement of the Offeror and the Company or other Members who are purchasing. If they cannot agree on the fair market value of the Interest, the value of the Interest shall be determined by an appraiser they select by mutual agreement whose determination of the fair market value of the Interest being purchased will be binding on them. If they cannot agree on an appraiser, the Offeror and the purchaser shall each independently designate an appraiser, professionally qualified and engaged in the business of appraising business interests such as the Membership Interest. The two designated appraisers shall jointly appoint a third appraiser with like qualifications. If a majority of the appraisers agree to the value of the Membership Interest, that value shall be binding and conclusive. If a majority of the appraisers do not concur within fifteen (15) days after appointing the third appraiser, the determination of the appraiser who is neither the highest nor the lowest shall be binding and conclusive. One-half of the expenses of the appraisal or appraisals shall be the obligation of the Offeror and the balance the obligation of the purchaser;

               (c) At the election of the purchaser, payment may be made either wholly in cash or by a cash down payment of not less than 10 percent of the purchase price, with the balance of the purchase price to be represented by the purchaser's note payable over a term not to exceed ten years requiring equal installments of principal not less frequently than annually together with interest on the unpaid principal balance at the lowest permitted rate which will avoid the imputation of interest under the Code; and

               (d) Closing on the purchase of a Membership Interest hereunder shall be held on a date specified by the purchaser not more than 45 days following the date on which the purchaser elects to acquire the interest being purchased. Time is of the essence in the performance of this provision.

          11.5. Distributions and Allocations in Respect to Transferred Interests. If all or part of any Membership Interest is sold, assigned or transferred during any accounting period, profits, losses and all other items attributable to such Membership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code (S) 706(d), using any conventions permitted by law and selected by the Company. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

                                   ARTICLE XII
                 ADMISSION OF ADDITIONAL AND SUBSTITUTE MEMBERS

          12.1. Admission of Additional Members and of Substitute Members. The Members may permit the admission of Additional Members and of Substitute Members and determine the Capital Contributions of such Members. As a condition of admission, each Additional Member shall be required to execute an Admission Agreement setting forth the initial

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Capital Contribution of such Additional Member. Each Additional Member and
Substitute Member shall make the representations and warranties set forth in
Section 5.6 hereof and agrees to be bound by the terms of this Agreement. No Additional Member or Substitute Member may be admitted to the Company without the unanimous written consent of all Members.

          12.2. Rights of Transferee Not Admitted as a Substitute Member. If a transferee is not admitted as a Substitute Member, he shall be entitled to receive distributions and allocations with respect to the acquired Interest as set forth in this Agreement, but shall have no voting or consent rights, no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not be entitled to any of the rights of a Member under the Act or this Agreement.

                                  ARTICLE XIII
                           DISSOLUTION AND WINDING UP

          13.1. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which shall constitute Dissolution Events):

               (a) the unanimous written consent of all of the Members; and

               (b) the Dissociation of any Member, unless all of the other Members agree in writing to the continuation of the business of the Company.

          13.2. Effect of Dissolution. Upon dissolution, the Company shall wind up its business. The Company is not terminated, but continues until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed with the Secretary of State.

          13.3. Distribution of Assets on Dissolution. Upon demand by the Company, each Member with a negative Capital Account after taking into account all adjustments and distributions for the taxable year shall restore his Capital Account to a zero balance so that the allocations under this Agreement will have "substantial economic effect" for purposes of the Regulations under (S) 704(b) of the Code. Upon the winding up of the Company, the Company's assets shall be distributed:

               (a) to creditors, including Members who are creditors (to the extent permitted by law), in satisfaction of the debts and liabilities of the Company either by payment in cash or by the making of reasonable provision for payment, not including unpaid Distributions to Members;

               (b) to Members and former Members in satisfaction of liabilities for previously declared but unpaid Distributions, if any; and

               (c) to the Members, in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs.

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

               Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Managing Members.

          13.4. Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of State for filing. The certificate of cancellation shall set forth the information required by the Act.

                                   ARTICLE XIV
                                    AMENDMENT

          14.1. Agreement May Be Modified. This Agreement may be modified as provided in this Article XIV (as the same may, from time to time be amended). No Member shall have any vested rights in this Agreement which may not be modified through an amendment to this Agreement.

          14.2. Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by and executed by all of the Members pursuant to Section 5.2 hereof.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

          15.1. Entire Agreement. This Agreement represents the entire agreement among all the Members and between the Members and the Company.

          15.2. Notice. Notice shall be in writing. Notice to the Company will be considered given when mailed by first class mail postage prepaid addressed to a Member in care of the Company at the address of the Principal Office. Notice to a Member shall be considered given when mailed by first class mail postage prepaid addressed to the Member at the address reflected in this Agreement unless the Member has given the Company written Notice of a different address.

          15.3. No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend thereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

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

          15.4. Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by the Act or by any applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

          IN WITNESS WHEREOF, the undersigned has hereunto set its hands and seals as of the date set forth above.

Attest:                                 RADNOR CHEMICAL CORPORATION


/s/ C. J. Williamson                    By:/s/ Michael T. Kennedy
-------------------------------------      -------------------------------------
Name:  C. J. Williamson                 Name:  Michael T. Kennedy
Title: Secretary                        Title: President

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